Exhibit 3.2


                                  Amendment to
                            ARTICLES OF INCORPORATION
                                       FOR
                             MEDICAL DYNAMICS, INC.
                             a Colorado corporation


     RESOLVED, that pursuant to the provisions of the Colorado Business Corporation Act, and as approved by the holders of a majority of the outstanding voting stock at a meeting of the shareholders held on June 11, 1998, and a recommendation of the Board of Directors of Medical Dynamics, Inc. (the "Corporation"), the Restated Articles of Incorporation of the Corporation, as amended (the "Articles"), are further amended as set forth herein.

1. ARTICLE IV of the Articles be and hereby is amended to read as follows:

                                   ARTICLE IV
                                  Capital Stock

                  A. The aggregate number of shares which this Corporation shall have authority to issue shall be 35,000,000 shares which shall be divided into classes and assigned a par value as follows:

                  30,000,000  shares  of  common  stock,  $.01  par  value;  and
                   5,000,000 shares of preferred stock, $.001 par value.

                  B. The Board of Directors, from time to time as it by resolution may direct, may issue shares of common or preferred stock, and may classify or divide the preferred stock into series. Each series of preferred stock is to be appropriately designated prior to the issuance of any shares thereof by some distinguishable letter, number, or title. All shares of preferred stock shall be of equal rank and have the same rights and preferences, and shall be subject to the same qualifications, limitations, and restrictions without distinction between the shares of different series thereof except as the Colorado Business Corporation Act may allow differences between shares of different series of preferred stock.

                  C. The capital stock, after the amount of the subscription price has been paid in, shall not be subject to assessment to pay the debts of the Corporation.

                  D. Any stock of the Corporation may be issued for money, property, services rendered, labor done, cash advances for the Corporation, or any other assets of value in accordance with the action of the Board of Directors, whose judgment as to value received in return therefor shall be conclusive, and said stock, when issued shall be fully paid and non-assessable.


Amendment to Articles of Incorporation - Medical Dynamics, Inc.

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2.       The number of shares that voted for this amendment and  restatement was sufficient for approval.

3. This amendment to the Articles shall become effective at the close of business on July 22, 1998.

         IN WITNESS WHEREOF, Medical Dynamics, Inc. has caused this amendment to the Corporation's Restated Articles of Incorporation to be signed this 3rd day of July, 1998.

                                           MEDICAL DYNAMICS, INC.


                                           By:  /s/ Van A. Horsley
                                                --------------------------------
                                                Van A. Horsley, President


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